UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2006
SOMAXON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-51665 (Commission File Number)	20-0161599 (I.R.S. Employer Identification No.)
12750 High Bluff Drive, Suite 310, San Diego, California 92130
(Address of Principal Executive Offices) (Zip Code)
(858) 509-3670

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURE

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On April 17, 2006, Louis C. Bock, resigned from the board of directors of Somaxon Pharmaceuticals, Inc. (“Somaxon”) and as a member of the audit committee and nominating/corporate governance committee. Mr. Bock is a managing member of BA Venture Partners VI, LLC, and had served on the board of directors of Somaxon since the fund’s initial investment in Somaxon in June 2004. Mr. Bock’s resignation did not result from any disagreement with Somaxon concerning any matter relating to Somaxon’s operations, policies or practices. In connection with Mr. Bock’s resignation, Somaxon reduced the size of its board of directors to nine members from ten members.
     Prior to his resignation, Mr. Bock served as an independent Class I director, as a member of the audit committee and as chairman of the nominating/corporate governance committee of Somaxon. In connection with Mr. Bock’s resignation, Somaxon has designated Cam L. Garner to serve as a Class I director, consistent with Somaxon’s amended and restated certificate of incorporation, which requires that each class of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. Mr. Garner previously served as a Class II director. In addition, Mr. Garner has been appointed to serve on the audit committee and Kurt von Emster has been appointed to serve as chairman of the nominating/corporate governance committee. Somaxon’s board of directors has determined that each of Messrs. Garner and von Emster are independent within the meaning of the independent director standards of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMAXON PHARMACEUTICALS, INC.
Date: April 18, 2006	By:	/s/ Kenneth M. Cohen
		Name:	Kenneth M. Cohen
		Title:	President and Chief Executive Officer